Exhibit 99.1 Press Release

Chembio Receives FDA Approvable Letter for its Rapid HIV Tests

Major Hurdle for U.S. Sales and Eventual Over the Counter Sales Cleared

MEDFORD, N.Y. - April 19, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received an “approvable” letter from the U.S. Food and Drug Administration (FDA) for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test Pre-Market Applications (PMAs). The rapid HIV tests detect HIV-1 and HIV-2 antibodies in four different sample matrices; finger-stick whole blood, venous whole blood, serum and plasma. Test results are complete within approximately 15 minutes of sample application. The FDA letter states that Chembio’s PMA approval is subject only to final review by the FDA of the package inserts for each of the products, a review which has been ongoing, and other standard conditions related to all PMAs. Chembio therefore anticipates that the PMA will be approved in the very near future. An approved PMA will allow Chembio to market its tests to clinical laboratories and hospitals in the United States.

Javan Esfandiari, Chembio’s Vice President of Research & Development, stated, “I am pleased that our development efforts, now fully supported by the FDA review of our clinical data and inspection of our facility, have brought us within clear sight of the goal of PMA approval. I am very proud to be associated with these products and the supporting cast at Chembio. Rapid tests allow greater access to testing, which results in more people being diagnosed earlier, when treatment is most effective.”

Chembio is currently in discussions with a potential U.S. marketing partner that, if successful, Chembio anticipates will exclusively market these products in the U.S. These discussions are continuing, though there is no assurance that these discussions will result in a definitive agreement.

"Estimates are that as much as 1/3 of those infected with HIV in the US population are not aware of their HIV-positive status. We believe that these individuals are much likelier to access testing services if test results and counseling can be delivered at the point of care, rather than having to wait days or weeks for laboratory results. HIV can be managed very effectively with treatment, but people cannot get access to treatment without first knowing their status, nor can we bring down the rate of new infections without greater awareness of HIV positive status in this affected population,” said Lawrence Siebert, President and CEO of Chembio. Mr. Siebert continued, “The U.S. is a very important market for Chembio and those that need to be tested, as there are only two competitive products currently approved. Moreover, we believe PMA approval, when granted, will provide further impetus to our international marketing efforts, including opening markets not currently available. We are committed to serving all markets where this technology is needed with appropriate and reasonable pricing as needed.”

Chembio believes that the U.S. rapid HIV test professional market will exceed $50 million within the next couple of years. The U.S. market opportunity has been developing first in the public health and hospital emergency room segments. As a result of increased advocacy for routine testing, this will likely increase to expand use of this technology in the physician’s offices, prisons, and in other venues. In the State of the Union Address this year, President Bush proposed more than $90 million for the purchase and distribution of rapid HIV tests for the testing of more than 3 million additional Americans. Worldwide, based upon an analysis done by the Global Business Coalition of HIV/AIDS (www.businessfightsaids.org) hundreds of million people will need to be tested over the next several years in order to insure that funded treatment targets are achieved. FDA approval also allows Chembio to expand its international marketing efforts into countries that require regulatory approval in the manufacturer’s country of domicile.

SURE CHECK HIV 1/2 and HIV 1/2 STAT-PAK rapid tests are easy-to-perform. They are highly sensitive (99.7% for HIV-1 and 100% for HIV-2 when compared to a Western Blot assay) and specific (99.9%). The tests have a rapid turnaround time of approximately 15 minutes. They are safe to use, requiring a very small sample of whole blood (as little as 2.5-5.0 micro-liters), easily obtained with a finger prick. Chembio’s FDA PMA approval, when granted, will be for use not only with finger-stick whole blood samples however, but also with venous whole blood, serum and plasma samples. Both products have a built-in internal control (a true IgG) which gives confirmation of sample addition and proper test performance.

Chembio’s tests uniquely offer a 24-month shelf life at 8 to 30°C (46 to 86°F) which is a significant advantage. This advantage may become more important if rapid HIV tests such as Chembio’s are approved for the over the counter markets in accordance with guidelines that the FDA’s Blood Products Advisory Committee (BPAC) recommended last month. Based on that recommendation, the Company is beginning to explore this market opportunity.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacture of rapid diagnostic tests for various infectious diseases. Chembio is on the frontline of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s development of rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective by providing results for earlier treatment. Chembio is one of four recommended global rapid HIV test suppliers under the Clinton HIV/AIDS Initiative (www.clintonfoundation.org). The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210